Vestin Realty Mortgage I, Inc. Announces Last Day of Trading on Nasdaq

LAS VEGAS (Dec. 23, 2015) – As previously announced, Vestin Realty Mortgage I, Inc. (the “Company”) (NASDAQ: VRTA) is in the process of voluntarily delisting the Company’s common stock (the “Common Stock”) from Nasdaq and voluntarily deregistering from the reporting requirements of the Securities Exchange Act of 1934, as amended.  The Company and Nasdaq have agreed that December 30, 2015 will be the last day of trading of the Common Stock on Nasdaq.

For more information on the delisting and deregistration of the Common Stock, please see the Company’s prior press release issued on December 21, 2015.

About Vestin Realty Mortgage I

Vestin Realty Mortgage I, Inc. is a Maryland corporation that acquires, manages or sells real property or acquires entities involved in the ownership or management of real property, and invests in loans secured by real estate through deeds of trust or mortgages. As of September 30, 2015, Vestin Realty Mortgage I, Inc. had assets of approximately $17.0 million. Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, LLC.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions, including the Company’s expectations regarding the timing to complete Nasdaq delisting and SEC deregistration, the anticipated cost savings and benefits of delisting and deregistration and the anticipated trading of the Company’s common stock on the Pink Sheets after the effectiveness of deregistration.  These forward-looking statements are based on the Company’s expectations, as of the date of this release, of future events. The Company undertakes no obligation to update any of these forward-looking statements, except as may be required by the federal securities laws.  Although the Company believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from expectations.  Unforeseen events may occur and, as a result, delisting and deregistering of the Company’s common stock may be delayed or may not occur. In addition, there can be no assurance that the common stock will be traded on the Pink Sheets after the effectiveness of deregistration.  Any or all of these expectations, including regarding anticipated cost savings and benefits, may turn out to be incorrect and any forward-looking statements made in this release speak only as of the date of this release.  Readers are cautioned not to place undue reliance on any forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. It is not

-more-

possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results.

###

MEDIA CONTACT:
Jill Swartz
Spotlight Communications
(949) 427-5172 ext. 701
Jill@spotlightmarcom.com